Exhibit 99.1

February 8, 2018

To Our Members:

Happy New Year.

In 2017, the Federal Home Loan Bank of Chicago continued to support our members by serving as a source of products and services to enhance your business and your support of your communities. As your member-focused cooperative, our success is evident in the growth of our member products as noted below.

Meeting Your Business Needs
The Bank is committed to offering a suite of products that most appropriately support your business. Our success in doing so during 2017 is best illustrated by the growth in our advances and letters of credit products and member participation in the Mortgage Partnership Finance® (MPF®) Program.

Our practice of providing the benefits of our funding advantage to our members and in designing products to fit your business contributed to the strong growth in advances. At year-end 2017, advances stood at $48.1 billion, up 7% from year-end 2016. Letters of credit also experienced significant growth as more members took advantage of those products, particularly the public unit deposit letters of credit. At year-end 2017, 199 members had letters of credit outstanding of $19.6 billion, up 81% from year-end 2016.

In 2017, the number of members that sold their single family mortgages into the MPF Program also rose. We are pleased to serve an increased number of Participating Financial Institutions (PFIs), many of which are selling into the MPF Traditional products. At year-end 2017, MPF loans outstanding on the Bank’s balance sheet were $5.2 billion, up 5% from year-end 2016. The Bank also supports other FHLBanks and their members and growth also occurred on a total MPF Program level. The number of PFIs participating in the MPF Program grew by 4% and loans outstanding increased by 11% from year-end 2016. The MPF Program celebrated 20 years of providing liquidity to FHLBank members during 2017. During the 20 years, participating members sold $181 billion of conventional loans into the program with $34 million (2 bps) of losses absorbed by members compared to $773 million (43 bps) of credit enhancement fee income which members earned based on the excellent credit performance of the outstanding loans.

Finally, the Board of Directors decided to increase the dividends declared on both classes of stock for the fourth quarter of 2017. The Bank pays a higher dividend per share on Class B1 activity stock than on Class B2 membership stock to reward members that use the Bank’s advances and, thereby, support the entire cooperative. The higher dividend you receive on Class B1 capital stock also has the effect of lowering your cost of borrowing from the Bank.

Supporting Your Community Investment Goals
Supporting affordable housing is central to our mission to help you support your communities. In 2017, 192 members reserved over $17.6 million in downpayment assistance grants on behalf of approximately 3,122 homebuyers in your communities. Over $26.4 million was awarded through our Competitive Program to support 46 affordable housing projects located primarily in Illinois and Wisconsin. These awards will help your partners with the acquisition, rehabilitation, and new construction of over 2,366 housing units. Since 1989, the Bank has awarded more than $427 million in Competitive Affordable Housing Program grants and more than $173 million in Downpayment Plus® grants that have provided down payment and closing cost assistance for income-eligible families.

The Bank’s commitment to assisting you in serving your communities continued to expand in 2017 with the addition of the Community First® Capacity-Building Grant Program. This program offers grants of $10,000 to $50,000 to assist qualifying nonprofit lenders to build their financial, operational, and human capital. In 2017, $250,000 was committed through this new program. True to the mission of our Community First platform, these grants are an opportunity to directly provide support to community development organizations working in your communities in an innovative and effective manner.

The Bank has also committed $44 million of the $50 million revolving Community First Fund by year-end 2017 as part of our ongoing effort to directly fund community development financial institutions (CDFIs) and community development loan funds (CDLFs). This past summer, Cinnaire Lending Corporation, a CDFI member of the Bank, became our ninth Fund partner and will use the funds to support multi-family affordable housing and community facilities throughout our district.

Listening to Your Feedback
As a member-focused cooperative, we strive to offer products and services that meet your current and future business needs. In 2017, we launched a member survey to obtain your perspectives on how the Bank can best support your business needs while maintaining our mission focus. Approximately 40% of our members responded, which was an excellent response rate. We are grateful to everyone who participated in the survey and we look forward to sharing the valuable feedback we received at our upcoming member meetings in March.

I hope that you will attend one of the five meetings we are hosting across Illinois and Wisconsin. Guest speakers will discuss strategies for navigating the changing financial landscape, consumer technology trends, and provide a 2018 economic outlook. We will also provide a report on the state of the Bank.

Please click here to learn more and to register.

2017 Financial Highlights
Our balance sheet reflects our commitment to being a member-focused Bank. Throughout 2017, the use of advances, MPF loan products, and letters of credit increased as our investment portfolio continued to pay down. Selected financial data is below, and attached are the preliminary, unaudited Condensed Statements of Income and Statements of Condition. We expect to file our 2017 Annual Report on Form 10-K with the Securities and Exchange Commission next month.

•	We recorded net income of $317 million in 2017 compared to $327 million in 2016.

•
Net interest income for 2017 was $483 million, which included $29 million of income from investment security prepayments during the period. For 2016, net interest income was $456 million, which included $47 million of income from investment security prepayments during the period. The increase in net interest income for 2017 was the result of an increase in interest rates and growth in interest earning assets.

•	Noninterest income was $44 million in 2017 compared to $76 million for 2016 due to $2 million in litigation settlement awards relating to our MBS portfolio in 2017 compared to $38 million in 2016.

•	Noninterest expense was $174 million for 2017 compared to $167 million for 2016, driven mainly by an increase in compensation and benefits related expenses.

•
Assets were $84.4 billion at year-end 2017 compared to $78.7 billion at year-end 2016. Growth in liquid investments such as Federal Funds sold and securities purchased under agreements to resell, advances, and a small net increase in MPF Loans held in portfolio helped offset the declines in investment securities.

•
Advances outstanding were $48.1 billion in 2017, up 7% from the previous year-end level of $45.1 billion, reflective of member demand for competitive funding to support member investment and loan growth opportunities.

•	MPF Loans held in portfolio increased to $5.2 billion in 2017 compared to $5.0 billion for 2016 as new MPF loan purchases continued to moderately outpace paydown and maturity activity.

•	Total investment securities decreased 18% in 2017 to $17.3 billion, as our investment portfolio continued to pay down.

•	Retained Earnings were $3.3 billion at year-end 2017, up from $3.0 billion at the end of 2016, and we remained in compliance with all of our regulatory capital requirements.

•	Letter of Credit commitments increased to $19.6 billion in 2017, up from $10.8 billion at year-end 2016.

As your member-owned and member-focused cooperative, we are pleased that we were able to serve you so well in 2017 and remain dedicated to enhancing the value of your membership in the coming year. Thank you for your support and for your membership in the Federal Home Loan Bank of Chicago.

Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement new or enhanced programs, the impact to us from the FHFA’s final membership rule and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance,” “MPF,” “MPF Xtra,” “Downpayment Plus,” “DPP,” and “Community First” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	December 31, 2017	December 31, 2016	Change
Cash and due from banks, interest bearing deposits, Federal Funds sold, and securities purchased under agreement to resell	$13,378	$7,376	81%
Investment securities	17,347	21,035	(18)%
Advances	48,085	45,067	7%
MPF Loans held in portfolio, net of allowance for credit losses	5,193	4,967	5%
Other	352	247	43%
Assets	$84,355	$78,692	7%

Consolidated obligation discount notes	$41,191	$35,949	15%
Consolidated obligation bonds	37,121	36,903	1%
Other	1,191	1,145	4%
Liabilities	79,503	73,997	7%
Capital stock	1,443	1,711	(16)%
Retained earnings	3,297	3,020	9%
Accumulated other comprehensive income (loss)	112	(36)	411%
Capital	4,852	4,695	3%
Total liabilities and capital	$84,355	$78,692	7%

Member standby letters of credit - off balance sheet	$19,572	$10,828	81%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the year ended December 31,
	2017	2016	Change	2015	Change
Interest income	$1,558	$1,259	24%	$1,252	1%
Interest expense	(1,075)	(803)	34%	(744)	8%
Net interest income	483	456	6%	508	(10)%
Reversal of (provision for) credit losses	—	(1)	100%	(5)	(80)%
Net interest income after reversal of (provision for) credit losses	483	455	6%	503	(10)%
Litigation settlement awards	2	38	(95)%	13	192%
Other noninterest income	42	38	11%	10	280%
Noninterest income	44	76	(42)%	23	230%
Noninterest expense	(174)	(167)	4%	(138)	21%
Income before assessments	353	364	(3)%	388	(6)%
Affordable Housing Program assessment	(36)	(37)	(3)%	(39)	(5)%
Net income	$317	$327	(3)%	$349	(6)%

Average interest bearing assets	$82,469	$76,879	7%	$70,757	9%
Net interest income yield on average interest earning assets	0.59%	0.59%	—%	0.72%	(0.13)%